Exhibit 10.10

[DATE]

[First_Name] [Last_Name]

Dear [First Name]:

Congratulations!  At the recent Board of Directors meeting the AMCOL Compensation Committee approved a grant to you of an award under AMCOL's 2010 Long-Term Incentive Plan in the form of Non-Qualified Stock Options (NQSOs).  The details of your specific award are as follows:

Date of Award (Grant Date):

Total Number of NQSOs:
Grant Price (Closing Price on Grant Date):
Expiration Date (10-Year Life):
Vesting Schedule:	33% per year (Fully vested on ___)

This award, including NQSOs, is being granted under the 2010 Long-Term Incentive Plan document and related Addendum.  To view these Plan documents as well as Frequently Asked Questions about the types of awards granted under this Plan please refer to the Company's intranet site (Click here or type this URL into your internet browser https://amcol.securespsite.com/ and click on Human Resources / Stock Plans).

Administrative services in support of our Long-Term Incentive Plans are provided by Merrill Lynch.  This grant information will be added to your online records and HR will notify you when these award details are available for viewing on Merrill Lynch's Benefits OnLine site (www.benefits.ml.com).

While no one can predict the future, the objective is that these stock awards will provide you with the opportunity to own AMCOL stock and share in the Company's growth. You play a key role in the success of the company, and if we meet our expectations in the years ahead, this award could create real financial value for you.

Please be aware that financial gains on Non-Qualified Stock Options will be taxable upon exercise.  Please review Plan documents for specific tax implications.

If you have additional questions about this award, please contact me at 847-851-1658 (ed.mccann@amcol.com) or Oksana Waters at 847-851-1664 (oksana.waters@amcol.com).

Sincerely,

/s/ Ed McCann

Ed McCann
Vice President, Human Resources

AMCOL INTERNATIONAL CORPORATION
ADDENDUM TO NON-QUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO 2010 LONG-TERM INCENTIVE PLAN

1.            This Addendum is attached to and made a part of a Stock Option Agreement granted pursuant to the AMCOL International Corporation (the "Company") 2010 Long-Term Incentive Plan (the "Plan").  The capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise defined herein or unless the context shall require otherwise.

2.            In order to exercise the Options granted hereunder, the Optionee must provide Merrill Lynch through its Benefits OnLine System, or another successor system, notice of the number of shares with respect to which option rights are being exercised and by paying in full the option price of the shares at the time being acquired and any applicable taxes.  The date of exercise shall be deemed to be the date of receipt of the notice and payment for the shares being purchased.  The Optionee shall have none of the rights of a stockholder with respect to shares covered by such Options until the Optionee becomes record holder of such shares.

3.            Nothing herein contained shall confer on the Optionee any right with respect to continuation of employment by the Company of its subsidiaries, or interfere with the right of the Company or its subsidiaries to terminate at any time the employment of the Optionee, or, except as the shares of Common Stock actually delivered, confer any rights as stockholder upon the holder hereof.

4.            Each of the Options granted hereunder will become exercisable by the Optionee in accordance with the following vesting schedule:

Number of Years Since Award Date	Vested %
Fewer than one	None
One but fewer than two	33%
Two but fewer than three	66%
Three or more	100%

However, all Options granted hereunder will become exercisable, notwithstanding the above schedule, if: (1) the Optionee retires on or after attaining age 65; (2) the Optionee retires on or after attaining age 55 with the consent of the Company; (3) the Optionee retires on or after incurring a total and permanent disability (as determined by the Company); or (4) the Optionee dies.  If the Optionee terminates employment with the Company for any other reason, the Optionee will forfeit any Options that are not yet vested. Notwithstanding anything stated in this Stock Option Agreement to the contrary, all Options will become vested and exercisable upon the effective date of a "change in control" and will remain exercisable during the thirty (30) day period commencing on the effective date of such change in control subject to termination in accordance with Sections 5(ii)-(iv) of this Addendum.

5.            The Options granted hereunder shall expire on the earliest of:

(i)	the date on which they are forfeited, under the provisions of Section 4 herein;
(ii)	ten (10) years from the Award Date;
(iii)	three (3) months after the Optionee's termination of employment with the Company and its subsidiaries for any reason other than death; or
(iv)	twelve (12) months after the Optionee's death.